LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http:/www.libertystargold.com/

October 28, 2005	OTC BB: LBTS
NR 25

NEWS RELEASE

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR COMPLETES FIELD WORK FOR THE 2005 SEASON ON THE BIG CHUNK PROJECT, ALASKA

Tucson, Arizona – October 28, 2005 –Liberty Star Gold Corp (the “Company”), (symbol: LBTS) has completed drilling and other fieldwork on the Big Chunk Project near Iliamna, Alaska for the 2005 field season. As of the first part of October, all drilling equipment has been returned to Iliamna for winter storage and basic equipment has been shipped to Anchorage for storage in Company facilities. Technical equipment including computers, radios etc. have been shipped to Tucson for deployment and use on the Company’s North Pipes Project. A deposit has been left for advance rental on field headquarters facilities in Iliamna for the field season of 2006.

During the summer field season a massive amount of data was collected. This included:

Stream sediment samples collected	153
Vegetation samples collected	1,702
Line surveying and clearing	147	miles
IP (Induced Polarization) geophysics	99	miles
Diamond Core Drilling in 27 holes	10,948	feet averaging about 406 feet per hole

The data and core are still being processed, assayed and compiled.

Dr. Charles Ferguson, Registered Professional Geologist and volcanic rock and caldera specialist visited the Big Chunk Project in late September. He was engaged by the Company to examine volcanic extrusive and intrusive rocks and their contact relationships with one another, and to give his opinion as to whether they were pre- or post-mineral in age and whether they were part of a caldera sequence. Dr. Ferguson spent about a week in the field visiting key outcrops, examining drill core and taking samples for atomic age dating. After leaving the project he had to travel immediately to another assignment and as a result his report and submission of samples for dating are still pending. However, his preliminary opinion is that there are two ages of volcanics one pre-mineral in age and one post-mineral in age. The pre-mineral volcanics are exposed or thinly covered over a very large area and indeed are part of a large caldera related to the volcanic and intrusive phenomena that are responsible for mineral bodies in the Big Chunk area.

Last year assays took about one month from the time of collection until the results were available. This year, the turnaround appears to be at least a month and a half. As a result, it will take some time before all the results are received, tabulated, plotted and interpreted. The Company hopes that this will be completed by the end of November. There is a planned exploration meeting from December 5 through December 9 comprised of Company geologists and the Technical Advisory Board to review the data and interpret the results of this summer’s work and make recommendations and plans for the 2006 season. It is possible that additional work will be required after the first meeting. After the process is complete, a News Release will present that information.

The worldwide exploration rush has overwhelmed available personnel and exploration services on a worldwide basis. This has resulted in extended time requirements for every aspect of the exploration process.

All corporate assets and personnel are now being concentrated on the North Pipes uranium project in Northern Arizona. A field office has been established there and an aggressive field program will begin shortly. Fieldwork will recommence in Alaska in the spring of 2006.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble project on the north border, forming a large donut shape and adjoining their border to the southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the new North Pipes project area of Northern Arizona, Liberty Star additionally now has 313 standard Federal lode mining claims covering 6,480 acres or 10.1 square miles in 25 separate blocks covering 40 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with News Release 24 includes 94 Alaska State Mining Claims covering 23.5 square miles and are 100% owned by the Company. The Company now has three major projects of three distinct types. These are the Big Chunk Project in Alaska, targeting porphyry copper-gold-moly-silver-zinc mineralization; the Bonanza Hills Project in Alaska, targeting high grade gold with by-product silver; and the North Pipes Project in Arizona, targeting uranium with by-product copper, silver and perhaps other metals.

Forward Looking Statements: This press release contains “forward-looking statements”, including forward-looking statements as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this news release include our expectation that assays will be available in about a month and a half; that results can be tabulated, plotted and interpreted by the end of November; and that our technical advisory board will meet to make plans and recommendations.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that analysis of data cannot be done as rapidly as expected; that we may be unable to schedule a meeting of our technical advisors; and that we may not find any commercially exploitable quality or quantity of minerals on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Cynthia Randall

Investor Relations

Liberty Star Gold Corp

(520) 731- 8786